EXHIBIT 10.1

[OSIRIS LETTERHEAD]

[•], 2018

[NAME]

[ADDRESS]

RE: Indemnification and Advancement of Expenses

Dear [NAME]:

Reference is hereby made to the bylaws (the “Bylaws”) of Osiris Therapeutics, Inc. (the “Company”) and to certain indemnification provisions contained in Article XI of the Bylaws which provide for mandatory indemnification, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, advancement, of reasonable expenses incurred by a present or former director or officer of the Company who is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of his or her service in that capacity.

The Board of Directors of the Company (the “Board”) has concluded that it is advisable and in the best interest of the Company and its stockholders to amend and restate the Bylaws to, among other things, implement permissive, rather than mandatory, provisions related to the advancement of expenses incurred by a present or former officer of the Company.  The Board has proposed that Article XI of the Bylaws require the Company to advance expenses to any individual who is a present or former director in certain proceedings in advance of the final disposition of such proceedings; however, the Company shall be allowed, but not required, to advance expenses to any individual who is a present or former executive officer in such proceedings (the “Proposal”).

Pursuant to Article XIII of the Bylaws, any amendment to the Bylaws requires the affirmative vote of the holders of a majority of the issued and outstanding shares of the stock of the Company. The Board has submitted the Proposal to the stockholders of the Company to be voted on at the 2018 Annual Meeting of Stockholders of the Company (the “2018 Annual Meeting”). The approval by the stockholders of the Company of the Proposal will result in the amendment of the Bylaws by the Board pursuant to the Proposal promptly after the 2018 Annual Meeting. The current indemnification provisions contained in the Bylaws will remain in full force and effect until the Proposal is approved by the stockholders of the Company and the Board approves and adopts an amendment to the Bylaws pursuant to the Proposal.

The Board believes it is advisable and in the best interest of the Company and its stockholders to treat you in the same manner that it treats directors with respect to advancement of expenses. Accordingly, you and the Company hereby agree that, if the Proposal is approved by the stockholders of the Company and any amendment to the Bylaws is approved and adopted by the Board pursuant to the Proposal, the Company will pay or reimburse you for reasonable expenses incurred by you in connection with proceedings in advance of the final disposition of such proceedings on the same terms and in the same manner as if you were a director of the Company;  provided, however, in the event a present or former director or a present or former officer enters into an agreement with the Company containing, or is otherwise entitled to, terms of indemnification and advancement of expenses more favorable than those set forth herein, the Company’s indemnification and advancement of expenses obligations with respect to you shall be governed by such more favorable terms without a separate written modification or amendment to this letter agreement.

[Signature Page Follows]

If the above reflects your understanding of the parties’ agreement, please acknowledge your acceptance of the foregoing by executing the countersignature below.

OSIRIS THERAPEUTICS, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

By:
Name:
Title:

[Signature Page to Letter Agreement]